As filed with the Securities and Exchange Commission on June 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	20-3738384
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6200 S. Syracuse Way Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip code)

Emergency Medical Services Corporation Equity Option Plan

(Full title of the plan)

Todd G. Zimmerman, Esq.

Emergency Medical Services Corporation

6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111-4737

303-495-1200

(Name and address including zip code, and telephone number,

including area code of agent for service)

Copies to:

Lynn Toby Fisher, Esq.

Joel I. Greenberg, Esq.

Kaye Scholer LLP

425 Park Avenue

New York, N.Y. 10022

(212) 836-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock	4,075,964 shares	$13.46	(2)	$54,862,475.44	(2)	$5,871

(1)	Pursuant to Rule 416(a), this registration statement covers, in addition to the number of shares of class A common stock stated, such indeterminate number of shares as may become subject to options under the plan referenced above as a result of the anti-dilution provisions thereof.
(2)	Calculated pursuant to Rules 457(h) and 457(c), based on the average of the high sales price and the low sales price per share of the registrant’s class A common stock as reported on the New York Stock Exchange on June 15, 2006.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed with this registration statement.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which Emergency Medical Services Corporation (“EMSC”) filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this registration statement.

1. EMSC’s Annual Report on Form 10-K for the eleven months ended December 31, 2005, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. All other reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.

3. The description of our class A common stock included in our Registration Statement on Form 8-A filed with the Commission on December 14, 2005, and any amendment or report filed thereafter for the purpose of updating that description.

The documents we incorporate by reference are all important parts of this registration statement. We also incorporate by reference into this registration statement, from the date of filing, all documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Kaye Scholer LLP, counsel for the registrant, will issue an opinion about the legality of the securities offered under this registration statement. As of the date of this registration statement, certain attorneys with Kaye Scholer LLP own, in the aggregate, less than 1% of the outstanding class A common stock.

Item 6. Indemnification of Directors and Officers.

General Obligations Law

We are incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificates of Incorporation and By-Laws

Our certificate of incorporation provides that none of our directors shall be personally liable for breach of fiduciary duty as a director, except that a director may be liable (a) for any breach of the director’s duty of loyalty to EMSC or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our certificate of incorporation and our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

Additionally, we have entered into indemnification agreements with each of our directors, and employment agreements containing indemnification provisions with certain of our officers, which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, or the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are filed as exhibits to this registration statement:

Exhibits	Description

4.1	Emergency Medical Services Corporation Equity Option Plan (previously known as the Emergency Medical Services L.P. Equity Option Plan). Incorporated by reference to Exhibit 10.6 to EMSC’s Registration Statement on Form S-1 (Reg. No. 333-127115), on file with the Commission
5.1	Opinion of Kaye Scholer LLP
23.1	Consent of Kaye Scholer LLP
Contained in such firm’s opinion filed as Exhibit 5.1 hereto
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on June 21, 2006.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby severally constitutes and appoints William A. Sanger, Randel G. Owen and Todd G. Zimmerman, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 and Power of Attorney have been signed by the following persons in the capacities indicated for Emergency Medical Services Corporation, on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2006

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2006

/s/ Robert M. Le Blanc Robert M. Le Blanc	Director	June 21, 2006

S-1

/s/ Steven B. Epstein Steven B. Epstein	Director	June 21, 2006

/s/ Don S. Harvey Don S. Harvey	Director	June 21, 2006

/s/ James T. Kelly James T. Kelly	Director	June 21, 2006

/s/ Michael L. Smith Michael L. Smith	Director	June 21, 2006

/s/ Paul B. Iannini, M.D. Paul B. Iannini, M.D.	Director	June 21, 2006

S-2

EXHIBIT INDEX

Exhibits	Description

4.1	Emergency Medical Services Corporation Equity Option Plan (previously known as the Emergency Medical Services L.P. Equity Option Plan). Incorporated by reference to Exhibit 10.6 to EMSC’s Registration Statement on Form S-1 (Reg. No. 333-127115), on file with the Commission
5.1	Opinion of Kaye Scholer LLP
23.1	Consent of Kaye Scholer LLP
Contained in such firm’s opinion as filed as Exhibit 5.1 hereto
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included in signature page)